Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2024 (except for Note 17 as to which the date is September 9, 2024) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-281764) and related Prospectus of MBX Biosciences, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana
September 9, 2024